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   Exhibit 4.(ii)(1)(a)(4)

                   FIRST AMENDMENT TO CREDIT AGREEMENT

      This First Amendment to Credit Agreement, dated as of December 31, 1996 (this "Agreement"), is by and between DEFLECTA-SHIELD CORPORATION, a Delaware corporation ("Borrower"), and HELLER FINANCIAL, INC., a Delaware corporation ("Heller").


                          W I T N E S S E T H:
                          -------------------

      WHEREAS, Borrower and Heller are parties to that certain Credit Agreement dated as of July 21, 1994 (the "Credit Agreement"; capitalized terms not otherwise defined herein having the definitions provided therefor in the Credit Agreement) and to certain other documents executed in connection with the Credit Agreement; and

      WHEREAS, the parties hereto wish to amend the Credit Agreement as provided herein;

      NOW, THEREFORE, the parties hereto agree as follows:

      1.    Amendments to the Credit Agreement.

            (a) As of the First Amendment Effective Date, the projected amount outstanding under (i) Acquisition Loan A is $2,933,793.02, (ii) Acquisition Loan B is $-0-, and (iii) Acquisition Loan C is $-0-. On the First Amendment Effective Date, all amounts outstanding under each of Acquisition Loan A, Acquisition Loan B and Acquisition Loan C shall be deemed converted into Revolving Loans and each of Acquisition Loan A Commitment, Acquisition Loan B Commitment and Acquisition Loan C Commitment shall immediately terminate and, thereafter, Heller shall have no further obligation or commitment to advance any funds to Borrower under the Acquisition Loan Commitments (collectively, the "Conversion and Termination"). Immediately after the Conversion and Termination, the principal amount outstanding under the Revolving Loan is projected to be $7,428,764.40. For purposes of this Agreement, "First Amendment Effective Date" means December 1, 1996.

            (b) Each of the following definitions contained in the Credit Agreement, and each reference thereto in the Credit Agreement, are hereby deleted in their entirety as of the First Amendment Effective Date following the Conversion and Termination:

            "Acquisition A Notes"
            "Acquisition B Notes"
            "Acquisition C Notes"
            "Acquisition Loan A"
            "Acquisition Loan A Commitment"
            "Acquisition Loan B"
            "Acquisition Loan B Commitment"
            "Acquisition Loan C"
            "Acquisition Loan C Commitment"
            "Acquisition Loan Commitments"
            "Acquisition Loans"

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            "Available Excess Cash Flow"
            "Available Excess Cash Flow Certificate"
            "Eligible Accounts"
            "Eligible Inventory"
            "Excess Cash Flow"
            "Unused Acquisition Line Fee"

            (c) The definition of "Base Rate" is hereby amended by deleting references therein to "The Chase Manhattan Bank, National Association or Chemical Bank" and inserting in lieu thereof: "or Chase Bank, N.A."

            (d)   The definitions of "Borrowing Base", "'Note' or
'Notes'" and "Revolving Notes" are hereby amended and restated as follows:

            "Borrowing Base" means, as of any date of determination, (i) three (3) multiplied by (ii) EBIDAT for the twelve (12) month period ending on the last day of the immediately preceding month for which Borrower has delivered the Compliance Certificate.

            "Note" or "Notes" means one or more of the Revolving Notes.

            "Revolving Notes" means, collectively, the amended and restated promissory notes of Borrower substantially in the form of Exhibit F, issued pursuant to subsection 2.1(E).

            (e) The following new definitions are inserted in subsection 1.1 in alphabetical order:

                  "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate.

                  "LIBOR" means, for each Interest Period (as defined in subsection 2.2(A)(1)), a rate equal to: (a) the rate of interest determined by Agent at which deposits in U.S. dollars for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBOR Page as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that if at least two such offered rates appear on the Reuters Screen LIBO Page in respect of such Interest Period, the arithmetic mean of all such rates will be the rate used, provided, further, that if fewer than two offered rates appear or if Reuters ceases to provide LIBOR quotations, such rate shall be the rate of interest at which deposits in U.S. dollars are offered for the relevant Interest Period by either Bankers Trust Company or Chase Bank, N. A to prime banks in the London interbank market, divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal

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      Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%).

                  "LIBOR Loans" means Loans bearing interest at rates determined by reference to the LIBOR.

                  "Total Indebtedness to EBIDAT Ratio" means, for any Calculation Period (as defined in subsection 2.4(A)(1)), the ratio of (i) the sum of (a) the average daily principal balance of the Revolving Loan for the one month period ending on the last day of the month for which the Compliance Certificate most recently delivered pursuant to subsection 5.1(C) was prepared, plus (b) all other Indebtedness for borrowed money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such month, to (ii) EBIDAT for the twelve (12) month period ending on the last day of such month.

            (f)   Subsections 2.1(B), 2.3(B)(2), 2.4(C)(4), 2.4(D)(3),
4.20(C), 5.1(F) and 5.1(T) and any references to said subsections in the Credit Agreement, are hereby deleted in their entirety.

            (g) The second sentence of subsection 2.1(A) is hereby replaced with the following sentence:

      "The aggregate amount of the Revolving Loan Commitments of Lenders shall be $21,000,000."

            (h) Subsection 2.1(E) is hereby amended and restated as follows:

            (E) Notes. Borrower shall execute and deliver to each Lender an Amended and Restated Revolving Note to evidence the Revolving Loan, such Amended and Restated Revolving Note to be in the principal amount of the Revolving Loan Commitment of such Lender and with other appropriate insertions. In the event of an assignment under subsection 9.1, Borrower shall, upon surrender of the assigning Lender's Note, issue new Notes to reflect the new Commitments of the assigning Lender and its assignee.

            (i) Subsection 2.2(A) is hereby amended and restated to read as follows:

                  (A)   Rate of Interest.

            (1) So long as no Event of Default has occurred and is continuing, from the Effective Date with respect to the Revolving Loans outstanding at the Effective Date and from the date all future Revolving Loans are made and the date all other Obligations become due, depending upon Borrower's election from time to time,

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      as permitted herein, to have portions of the Loans accrue interest based upon the LIBOR, the Loans and the other Obligations shall bear interest at the rates set forth in below:

            The Revolving Loan and all other Obligations shall bear interest as follows:

            (a) If a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin.

            (b) If a LIBOR Loan, then at the sum of the LIBOR plus the LIBOR Margin.

                  "Base Rate Margin" shall mean, (i) for the period commencing on the Effective Date and ending on the day preceding the first Business Day of the calendar month commencing immediately after the receipt by Agent of the next Compliance Certificate delivered by Borrower pursuant to subsection 5.1(C) (the first Business Day of the calendar month commencing immediately after the receipt by Agent of each Compliance Certificate delivered by Borrower pursuant to subsection 5.1(C) being hereinafter referred to as an "Adjustment Date"), the applicable percent per annum set forth in the pricing table below opposite the Total Indebtedness to EBIDAT Ratio, assuming that the Total Indebtedness to EBIDAT Ratio equals 0.8 to 1.0, and (ii) during the period commencing on each Adjustment Date and ending on the day preceding each subsequent Adjustment Date (each such period being hereinafter referred to as a "Calculation Period"), the applicable percent per annum set forth in the pricing table below opposite the Total Indebtedness to EBIDAT Ratio calculated for such Calculation Period.

                  "LIBOR Margin" shall mean, (i) for all LIBOR Loans having an Interest Period commencing during the period commencing on the Closing Date and ending on the day preceding the first Adjustment Date, the applicable percent per annum set forth in the pricing table below opposite the Total Indebtedness to EBIDAT Ratio, assuming that the Total Indebtedness to EBIDAT Ratio equals
      0.8 to 1.0, and (ii) for all LIBOR Loans having an Interest Period commencing during the period commencing on an Adjustment Date and ending on the day preceding the subsequent Adjustment Date, the applicable percent per annum set forth in the pricing table below opposite the Total Indebtedness to EBIDAT Ratio calculated for such Calculation Period.

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                                   PRICING TABLE
                                  ---------------

    Total Indebtedness            Base Rate Margin           LIBOR Margin
     to EBIDAT Ratio
                                     Revolving                 Revolving
                                       Loans                     Loans

 Greater than 2.5x                     0.25%                     1.75%
 Greater than 1.5x but less
   than or equal to 2.5x               0.00%                     1.50%
 Less than or equal to 1.5x            0.00%                     1.25%


                  If Borrower shall fail to deliver a Compliance Certificate by the date required pursuant to subsection 5.1(C), effective as of the first Business Day of the immediately succeeding calendar month and continuing through the day preceding the next succeeding Adjustment Date, each applicable Base Rate Margin and each applicable LIBOR Rate Margin shall be conclusively presumed to equal the highest applicable Base Rate Margin and the highest applicable LIBOR Margin specified in the pricing table set forth above.

                  Each LIBOR Loan may be obtained for a one (1), two
      (2), three (3), or six (6) month period (each being an "Interest Period"). With respect to all LIBOR Loans: (a) the Interest Period will commence on the date that the LIBOR Loan is made or the date on which a Base Rate Loan is converted into a LIBOR Loan, as applicable, or in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires, (b) if the Interest Period expires on a day that is not a Business Day, then it will expire on the next Business Day, and (c) no Interest Period shall extend beyond the Termination Date.

                  If the introduction of or the interpretation of any law, rule, or regulation would increase the reserve requirement or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Agent, on behalf of all affected Lenders, shall submit a certificate to Borrower demonstrating the calculation of the increased cost and requiring payment thereof to Agent for the benefit of the affected Lenders within ten (10) days after the date of the certificate. There are no limitations on the number of times such certificate may be submitted.

            (2) At the election of Agent, in its sole discretion, after the occurrence of an Event of Default and for so long as such Event of Default continues, the Loans and all other Obligations shall bear interest until paid in full at a rate per annum (meaning 360 days) that is three percent (3.0%) in excess of the rate of interest otherwise payable under this Agreement.

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            (j)   Subsection 2.3(B)(1) is hereby amended by replacing
the text following "(ii)" with the following:

            "one-quarter of one percent (0.25%) per annum."

            (k) Subsection 2.4(C)(5) is hereby amended and restated as follows:

            (5) Application. All mandatory repayments of the Loans pursuant to subsections 2.4(C)(2) and (C)(3) shall in each case be applied in payment of the Revolving Loan.

            (l) Subsection 3.2 is hereby amended by (i) renaming said subsection "Conditions to Revolving Loans for Permitted Acquisitions" and (ii) amending all references in said subsection to "Acquisition Loan" to refer to "Revolving Loan".

            (m) Subsection 4.20(B) is hereby amended and restated as follows:

                  (B) No portion of the proceeds of any Revolving Loans shall be used by Borrower for any purpose other than (i) to satisfy the ongoing working capital requirements of Borrower and its Subsidiaries arising from time to time in the ordinary course of their respective businesses; (ii) Capital Expenditures; and
      (iii) Permitted Acquisitions.

            (n) Subsections 6.1 and 7.8 of the Credit Agreement, and all references thereto contained in the Credit Agreement, are hereby deleted in its entirety.

            (o) The reference to Acquisition Loan Commitments contained on the signature page to the Credit Agreement, together with the related commitment amounts, are hereby deleted in their entirety.
In addition, the reference to Revolving Loan Commitment contained on the signature page is hereby amended to read as follows:

            "Revolving Loan Commitment:   $21,000,000"

            (p) Exhibits A, A-1 A-2, B and D to the Credit Agreement are hereby deleted in their entirety. Exhibits C and F to the Credit Agreement are hereby replaced with new Exhibits C and F in the form attached to this Agreement.

      2. Waiver of Past Defaults. Borrower is in default under the Credit Agreement for its failure to comply with the covenant contained in Subsection 6.1 of the Credit Agreement for the period of August 31, 1996 through November 30, 1996. Borrower has requested that Heller waive these Events of Default for such period.

      In response to Borrower's request, Heller hereby agrees to waive the Events of Default caused by the Borrower's failure to comply with Subsection 6.1 of the Credit Agreement solely as it relates to Subsection 6.1, provided, however, nothing contained herein shall be

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deemed to constitute a waiver of future compliance with Subsections 6.1 or any other term or condition contained in the Credit Agreement.

      3. Representations and Warranties. To induce Agent and Lenders to enter into this Agreement, Borrower represents and warrants to Agent on behalf of the Lenders that the execution, delivery and performance by Borrower of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with any provision of law applicable to Borrower, the Certificate of Incorporation or Bylaws of Borrower, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon Borrower; and the Credit Agreement as amended as of the date hereof is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

      4. Conditions. The effectiveness of the amendments stated in this Agreement is subject to each of the following conditions precedent or concurrent:

            (a) No Default. No Default or Event of Default under the Credit Agreement, as amended hereby, shall have occurred and be continuing;

            (b) Warranties and Representations. The warranties and representations of Borrower contained in this Agreement, the Credit Agreement, as amended hereby, and the other Loan Documents, shall be true and correct as of the effective date hereof, with the same effect as though made on such date;

            (c) Amended and Restated Revolving Note. Borrower shall have executed and delivered to each Lender an Amended and Restated Revolving Note in the form attached as Exhibit F hereto; and

            (d)   Reaffirmation of Guaranty.    Borrower shall have
caused each of Belmor Autotron Corp. and D F M Corp. to deliver to Agent for the benefit of each Lender a Reaffirmation of Guaranty in form and substance satisfactory to Lender.

      5.    Miscellaneous.

            (a) Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

            (b) Governing Law. This Agreement shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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            (c)   Counterparts.  This Agreement may be executed in any
number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

            (d) Successors and Assigns. This Agreement shall be binding upon Agent, Borrower and Lenders and their respective successors and assigns, and shall inure to the sole benefit of Agent, Borrower and Lenders and the successors and assigns of Agent, Borrower and Lenders.

            (e) References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require.

            (f) Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation as to the Credit Agreement. The parties hereto expressly do not intend to extinguish the Credit Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Credit Agreement which is evidenced by the Notes and secured by the Collateral. The Credit Agreement as amended hereby and each of the other Loan Documents remains in full force and effect.

            (g) Costs, Expenses and Taxes. Borrower affirms and acknowledges that subsection 10.1 of the Credit Agreement applies to this Agreement and the transactions and Agreements and documents contemplated hereunder.

      Delivered at Chicago, Illinois, as of the day and year first above written.

                                    DEFLECTA-SHIELD CORPORATION


                                    By:___________________________
                                    Name Printed:_________________
                                    Title:________________________


                                    HELLER FINANCIAL, INC.,
                                    Individually and as Agent


                                    By:___________________________
                                    Name Printed:_________________
                                    Title:________________________

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